Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELESE AGREEMENT (this “Agreement”) is made as of November 27, 2023 by and between Dawson Geophysical Company, a Texas corporation (the “Company”) and C. Ray Tobias (“Executive”).

WHEREAS, Executive has served as Chief Operating Officer and Executive Vice President of the Company pursuant to an Employment Agreement effective February 11, 2015, as amended by letters dated February 15, 2016, May 4, 2018, April 15, 2020, and November 11, 2022 (the “Employment Agreement”); and

WHEREAS, the Company and Executive have agreed that Executive’s employment with the Company shall be terminated and wish to settle their respective rights and obligations under the Employment Agreement arising from Executive’s termination of employment;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.            Termination of Employment; Accrued Benefits.

a.            Termination. Executive’s employment with the Company shall cease effective as of December 20, 2023 (the “Termination Date”). Executive hereby resigns from any and all directorships, officer positions and any other positions with the Company and/or any affiliates of the Company (the Company, together with its affiliates, the “Company Group”), effective as of the date hereof. At any time prior to the Termination Date, the Company may, in its sole discretion, require that Executive work from home, restrict Executive’s access to Company information and systems and/or relieve Executive of any or all of Executive’s duties and responsibilities. Except as specifically provided herein, effective as of the Termination Date, the Employment Agreement shall be terminated and be of no further force or effect.

b.            Accrued Benefits. The Company shall pay to Executive (a) any base salary that has accrued but has not been paid as of the Termination Date in accordance with the Company’s customary payroll schedule; and (b) employee benefits payable by the Company that have vested as of the Termination Date in accordance with the applicable benefit arrangements (but excluding the Employment Agreement). Executive shall be entitled to elect medical, dental and/or vision continuation coverage as and to the extent required under the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

2.            Severance Benefits

a.            Severance Payments. As consideration for Executive’s signing (and not revoking) this Agreement (including the Supplemental Release, as defined below) and complying with his other obligations under this Agreement, the Company shall pay to Executive as severance pay the following (collectively, the “Severance Payments”), less applicable tax withholdings:

i.            Commencing on the first regular payroll date after the 60th day following the Termination Date (the “Commencement Date”), an aggregate amount equal to $456,667 (representing the amount of Executive’s current Base Salary (as defined in the Employment Agreement) that would have been payable to Executive had Executive remained employed by the Company until February 11, 2025), payable in substantially equal bi-weekly installments in accordance with the Company’s payroll practices through February 11, 2025 (provided that any portion of such payments that the Company determines are subject to the suspension period under Section 409A(a)(2)(B) of the Internal Revenue Code, as amended (the “Code”) shall not be paid or commence until (i) the first regular payroll date following the date that is six months after the Termination Date, or if earlier, (ii) Executive’s death);

ii.           A single lump sum cash payment in the amount of $27,259, representing the cost to Executive to extend his current group health plan benefits under COBRA for eighteen (18) months following the Termination Date, payable on the Commencement Date; and

iii.          The Company shall transfer to Executive the title to the Company vehicle assigned to Executive (a 2023 Ford F-150, with VIN ending in 5312) (free and clear of any liens and encumbrances) (along with any insurance coverage if assignable) or, if the Company is leasing such vehicle, the Company shall assign to employee all of its right, title and interest in and to such lease, which transfer and assignment shall be completed by the Company not later than March 15, 2024. Any such transfer and assignment shall be subject to Executive providing the Company sufficient cash to satisfy any tax withholding obligation with respect to such transfer, and Executive signing any and all documentation necessary or appropriate to effectuate such transfer. Executive hereby authorizes the Company to reduce on an after-tax basis any cash payments that are owed to Executive under this Agreement or otherwise (including any salary), so that the Company can satisfy any tax withholding obligation it has with respect to any such transfer.

b.            No Additional Severance. The Severance Payments shall be in lieu of any other severance payments or benefits to which Executive would be entitled pursuant to any agreements, severance plans, programs, arrangements, or policies of the Company.

3.            Business Expenses. The Company shall pay Executive for any unreimbursed business expenses due to Executive as of the Termination Date, in accordance with Section 5(a) of the Employment Agreement. Executive agrees that, within ten (10) business days following the Termination Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Termination Date, if any, for which Executive seeks reimbursement.

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4.            Restrictive Covenants

a.            Reaffirmation of Covenants. Executive hereby reaffirms his obligations under Section 7 (Confidentiality), Section 8 (Restrictive Covenants), Section 9 (Discoveries and Inventions) and Section 12(a) (Notification of Restrictions to Third Parties) of the Employment Agreement. Executive hereby represents that he has complied with the provisions of Sections 7, 8, 9 and 12(a) of the Employment Agreement during the term of his employment with the Company and, as of the date hereof, is in compliance with all of his obligations under Sections 7, 8, 9 and 12(a) of the Employment Agreement. Executive hereby agrees and understands that the provisions of Sections 7, 8, 9 and 12(a) of the Employment Agreement are incorporated into this Agreement by reference as if fully set forth herein and shall remain in full force and effect in accordance with their terms following the Termination Date. For the avoidance of doubt, the provisions of Sections 7, 8, 9 and 12(a) of the Employment Agreement that are incorporated herein by reference are as follows:

7(a) - Provision of Confidential Information; Acknowledgements;

7(b) - Non-Disclosure of the Confidential Information;

8(a) - Non-Competition;

8(b) - Non-Solicitation of Customers;

8(c) - Non-Solicitation of Employees;

8(d) - Non-Disparagement;

8(e) - Reasonableness of Scope;

9(a) - Assignment of Work Product to the Company;

9(b) - Cooperation; Grant of License; and

12(a) - Notification of Restrictions to Third Parties.

The Company hereby reaffirms any obligations it has, and shall be entitled to enforce its rights following the Termination Date under, the foregoing provisions of the Employment Agreement.

b.            Enforcement of Restrictive Covenants. Section 10 (Injunctive Relief) of the Employment Agreement is incorporated into this Agreement by reference as if fully set forth herein and shall remain in full force and effect in accordance with its terms following the Termination Date. In the event that Executive breaches any of the foregoing restrictive covenants, as determined by a court of competent jurisdiction, the Company, in addition to pursuing all available remedies available, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments and benefits to Executive under this Agreement, and Executive shall be required to repay or return to the Company any amounts or benefits paid to Executive hereunder prior to such breach.

5.            Return of Company Property. Executive hereby agrees that, as of the date hereof, Executive has delivered to the Company all of the Company’s property and Confidential Information as provided in Section 6(b)(v) (“Return of Company Property”), which is incorporated into this Agreement by reference as if fully set forth herein and shall remain in full force and effect in accordance with its terms following the Termination Date.

6.            Defense of Claims. Executive hereby agrees that, following the Termination Date, Executive shall reasonably cooperate with the Company as provided in Section 6(b)(v) (“Defense of Claims”) of the Employment Agreement, which is incorporated into this Agreement by reference as if fully set forth herein and shall remain in full force and effect in accordance with its terms following the Termination Date.

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7.            Waiver and General Release.

a.            In exchange for the Severance Payments, Executive, for himself, his family, his attorneys, agents, heirs and personal representatives, hereby releases and discharges the Company Group, as well as all of its past, present and future shareholders, parents, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors and all persons acting by, through, under or in concert with the Company Group (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties (collectively, “Claims”) to the date of this Agreement, both in law and equity, arising out of or in any way related to Executive’s employment with the Company and/or other member(s) of the Company Group or the termination of that employment, including any Claims that Executive is entitled to any compensation or benefits from any Released Party, other than as set forth in this Agreement (the “Release’). The Claims Executive releases include, but are not limited to, Claims that the Released Parties:

i.            discriminated against Executive on the basis of race, color, sex (including Claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders;

ii.            failed to give proper notice of employment termination under the Worker Adjustment and Retraining Notification Act, or any similar state or local statute or ordinance;

iii.           violated any other Federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act);

iv.          violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

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v.           violated public policy or common law, including Claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or

vi.          are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.

Notwithstanding the foregoing, Executive is not prohibited from asserting any (a) as required by law, rights under state workers’ compensation or unemployment laws; (b) other rights which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, (c) any right to seek or receive a monetary award or penalty from any government agency or regulatory, self-regulatory, or law enforcement authority in connection with protected whistleblower activity reporting a possible violation of the securities laws, including in proceedings before the Securities and Exchange Commission; (d) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; or (e) rights to payments or benefits provided for under this Agreement.

b.            For the purpose of giving a full and complete general release and waiver of Claims, Executive understands and agrees that the Release includes all Claims covered by the Release that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that the Release extinguishes those Claims. The Release is not an attempt to cause Executive to waive or release rights or Claims that may arise after the date this Agreement is executed.

c.            SPECIFIC RELEASE OF ADEA CLAIMS. Without limitation of the foregoing, Executive specifically acknowledges and agrees that Claims subject to the Release include, without limitation, any claims arising under the Age Discrimination in Employment Act (ADEA), Executive affirms that Executive has fully reviewed the terms of this Agreement and affirms that Executive understands its terms. Executive acknowledges that Executive has had at least forty-five (45) days to consider this Agreement thoroughly, and that the Company has specifically advised Executive to consult with an attorney, if Executive wishes, before Executive signs this Agreement. If Executive signs and returns this Agreement before the end of the forty-five (45)-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the forty-five (45)-day period expires, or by providing different terms to other employees who sign the release before such time period expires. Executive understands that Executive may revoke this Agreement within seven (7) days after Executive signs it. Executive’s revocation must be in writing and submitted within the seven-day period. If Executive does not revoke this Agreement within the seven-day period, it becomes effective and irrevocable. Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after Executive signs this Agreement.

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d.            Executive acknowledges that the provisions of this Section 7 are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled.

e.            If Executive executes this Agreement prior to the Termination Date, Executive acknowledges and agrees that, as a condition to the receipt of the Severance Payments, Executive must re-execute this Agreement (where indicated on the signature page hereto) on or as soon as practicable (but no later than twenty (20) days) following the Termination Date (and not revoke such re-execution), thereby releasing Claims for the additional period from the date of this Agreement through the date of Executive’s re-execution of this Agreement (the “Supplemental Release”).

8.            Tax Matters

a.            Withholding and other Deductions. The Company shall have the right to deduct from all payments and benefits hereunder all social security and Medicare taxes and all federal state, and municipal taxes and charges as may be in effect or which may hereafter be enacted or required as charges on the compensation of Executive.

b.            Section 409A. This Agreement is intended to provide payments that are exempt from, or to the extent not exempt, compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. For purposes of Section 409A, each payment hereunder will be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, the parties hereto agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until (i) the first business day following such date that is six months after Executive’s termination date, or if earlier, (ii) Executive’s death.

9.            Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be subject to Section 11 (Arbitration) of the Employment Agreement, which is incorporated into this Agreement by reference as if fully set forth herein and shall remain in full force and effect in accordance with its terms following the Termination Date. For the avoidance of doubt, claims for emergency or injunctive relief shall not be subject to arbitration under this provision.

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10.            Miscellaneous.

a.            Severability. If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. Executive hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by Executive.

b.            Entire Agreement. This Agreement constitutes the entire agreement by and between the Company and Executive with respect to the subject matter hereof, and except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral, including the Employment Agreement.

c.            Headings; Interpretation. The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a “Section” shall be deemed to refer to a section of this Agreement.

d.            Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to Executive at his last known home address, and to the Company addressed to the Secretary of the Company at 508 West Wall, Suite 800, Midland, Texas 79701 (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate in writing.

e.            Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company. No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board of Directors of the Company to sign such modification, amendment or waiver. A waiver by any party hereto of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches. A waiver by any party hereto of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future. No delay or omission by any party hereto to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default. No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

f.            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by Executive. The Company may, without Executive’s consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company.

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g.            Applicable Law; Venue. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

h.            Knowledge and Legal Representation. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOOSING TO THE EXTENT EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT. Executive acknowledges that the Company has advised him to seek and have the services and advice of legal counsel in reviewing and understanding this Agreement prior to executing it.

i.            Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the parties hereto had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

j.            Attorneys’ Fees. In the event of any litigation in relation to this Agreement, the prevailing party, in addition to all other sums to which such party may be entitled, shall be further entitled to recovery of all costs of such litigation, including reasonable attorneys’ fees.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Separation and General Release Agreement on the date first written above.

DAWSON GEOPHYSICAL COMPANY

By:	/s/ William A. Clark
Name: William A. Clark
Title: President and Chief Executive Officer

EXECUTIVE

By:	/s/ C. Ray Tobias
C. Ray Tobias

Supplemental Release

In consideration for the compensation and benefits offered to Executive in the Agreement, expressly including, without limitation, the Severance Payments, Executive hereby generally and completely releases the Released Parties from the Claims (as set forth in the Agreement), and agrees that the Release in the Agreement shall apply, for the additional period from the date of the Agreement through the date Executive executes this Supplemental Release (which execution date is not before the Termination Date). Executive acknowledges that he shall have seven (7) days to revoke this Supplemental Release in accordance with Section 7(c) of the Agreement. If Executive revokes this Supplemental Release, this Supplemental Release and the Agreement shall be void and unenforceable, and Executive shall not be entitled to receive the consideration provided for in the Agreement.

EXECUTIVE

By:
C. Ray Tobias

This ____ day of December, 2023*

*Must not be earlier than the Termination Date.

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